     As filed with the Securities and Exchange Commission on December 8, 1997
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                  ------------------

                                       FORM S-3

                                REGISTRATION STATEMENT

                                        UNDER

                              THE SECURITIES ACT OF 1933

                                  ------------------

                             MEDICAL GRAPHICS CORPORATION
                (Exact name of registrant as specified in its charter)


             MINNESOTA                                         41-1316712
  (State or other jurisdiction of                           (I.R.S. Employer
   incorporation or organization)                          Identification No.)

                                350 Oak Grove Parkway
                             Saint Paul, Minnesota 55127
                                    (612) 484-4874
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                  ------------------

                                   Glenn D. Taylor
                          President, Chief Executive Officer
                             Medical Graphics Corporation
                                350 Oak Grove Parkway
                             Saint Paul, Minnesota  55127
                                    (612) 484-4874
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------------

                                      COPIES TO:

                              Thomas G. Lovett IV, Esq.
                               Kristin L. Johnson, Esq.
                             Lindquist & Vennum P.L.L.P.
                                   4200 IDS Center
                                80 South Eighth Street
                            Minneapolis, Minnesota  55402
                              Telephone:  (612) 371-3211

          Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box:     /X/
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration statement for the same offering:   / /
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earliest effective
registration statement for the same offering:   / /
          If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box:   / /

                           CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                                        Proposed      Proposed
                                                        Maximum       Maximum
                                        Amount to be    Offering     Aggregate     Amount of
 Title of Each Class of                  Registered      Price        Offering    Registration
Securities to be Registered                             Per Unit       Price          Fee
----------------------------------------------------------------------------------------------
 Common Stock, $.05 par value  . . . .    727,272(1)    $4.1875(2)  $3,045,452(2)    $923
----------------------------------------------------------------------------------------------

(1) Includes 363,636 shares subject to a right to purchase by the Selling Shareholders
(2) Estimated solely for the purpose of determining the registration fee and based on the closing price of the Company's Common Stock on the Nasdaq SmallCap Market on December 3, 1997 pursuant to Rule 457(c).

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
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


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED DECEMBER 8, 1997

PROSPECTUS
                           MEDICAL GRAPHICS CORPORATION

                                727,272 SHARES OF
                                   COMMON STOCK

          This Prospectus relates to the sale of up to 727,272 shares (the "Shares") of Common Stock of Medical Graphics Corporation (the "Company") which may be offered from time to time by the shareholders named herein (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds."

          The Company will bear all expenses of the offering hereunder, including the underwriting discounts and commissions incurred in connection
with the sale of the Shares by the Selling Shareholders.   The Company's
Common Stock is traded on the Nasdaq SmallCap Market under the symbol "MGCC." The last reported sale price of the Company's Common Stock on December 3, 1997 was $4.1875 per share, as reported by Nasdaq.

          THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

          The Selling Shareholders have advised the Company that they intend to sell the Shares from time to time in transactions on the Nasdaq SmallCap Market at prices prevailing at the time of the sale or otherwise as set forth below. The Selling Shareholders have also advised the Company that, as of the date hereof, they have made no arrangement with any brokerage firm for the sale of the Shares. See "Plan of Distribution."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS_____________, 1997

                                AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., and the Commission's regional offices located at 7 World Trade Center, 14th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Securities and Exchange Commission's Web Site (http://www.sec.gov).

          The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the shares offered hereby. This Prospectus does not contain all information set forth in such registration statement. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected at the Chicago regional office of the Commission at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at the public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended by Amendment No. 1 on Form 10-KSB/A dated May 15, 1997; (ii) the Company's Proxy Statement dated May 2, 1997 for the 1997 Annual Meeting of Shareholders on May 22, 1997; and (iii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded hereby to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents.) Requests for such copies should be directed to Tana DeBoer, Medical Graphics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, telephone number (612) 766-3315.

                              PROSPECTUS SUMMARY

          THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

                                 THE COMPANY

          Medical Graphics Corporation (the "Company") designs and produces innovative non-invasive diagnostic systems for the prevention, early detection, and cost-effective treatment of heart and lung disease. Medical Graphics Corporation has grown from providing computerized lung function test graphics to providing a wide-ranging line of diagnostic systems featuring patented hardware and software sold under the MedGraphics trade name. The Company's products consist of breath analysis technology integrated with computer and applications-specific software. More than 4,000 MedGraphics systems have been sold to customers for use in over 50 countries. The Company's primary products include pulmonary function, body plethysmography, cardiopulmonary exercise testing systems, and sleep disorder diagnostic systems. Most of the Company's revenues are generated from sales into the hospital cardiopulmonary market and the office-based physician market.

          The Company was incorporated in 1977 under the laws of the State of Minnesota. Its principal executive offices are located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127 and its telephone number is (612) 484-4874.

                                THE OFFERING

          The Shares being offered by the Selling Shareholders consist of 727,272 shares of Common Stock. Of the Shares offered hereunder, 363,636 shares were issued by the Company on November 12, 1997 pursuant to a Stock Purchase Agreement dated November 10, 1997 between the Company and the Selling Shareholders (the "Agreement") and, the remaining 363,636 shares are subject to a right to purchase by the Selling Shareholders, under certain conditions, until February 23, 1998.

Common Stock offered by Selling Shareholders(1) . . . . . . . .    727,272
Common Stock outstanding after offering (1)(2). . . . . . . . .  3,332,747
Nasdaq SmallCap Symbol. . . . . . . . . . . . . . . . . . . . .       MGCC
(1) Includes 363,636 shares that may be purchased pursuant to a Stock Purchase Agreement dated November 10, 1997.
(2) Excludes 444,445 shares of Common Stock issuable upon the conversion of the Company's Class A Stock and excludes shares of Common Stock issuable upon exercise of outstanding warrants and stock options.

                               USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Common Stock. See "Use of Proceeds."

                                RISK FACTORS

          This offering involves substantial investment risk and the Shares should be purchased only by persons who can afford the loss of their entire investment. See "Risk Factors."

                        -------------------------------------

          THE FOLLOWING UNITED STATES REGISTERED TRADEMARKS APPEAR IN THIS PROSPECTUS AND ARE OWNED BY THE COMPANY: MEDGRAPHICS AND CPX EXPRESS.

          IN ADDITION, THE FOLLOWING COMPANY TRADEMARKS APPEAR IN THIS
PROSPECTUS: PF/Dx, preVent, BREEZE, 1085 Series, CardiO(2), CPX/D AND CPX/MAX/D. Cardio-KEY IS A TRADEMARK OF ErgometRx CORPORATION. Pentium IS A TRADEMARK OF INTEL CORPORATION. Windows IS A TRADEMARK OF MICROSOFT CORPORATION.

                        -------------------------------------

                                 RISK FACTORS

     INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE SHARES IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS. INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

RECENT OPERATING LOSSES; LIQUIDITY

     In 1995, 1996 and the nine months ended September 30, 1997, the Company experienced net losses of $1,731,000, $9,071,000 and $4,378,000, respectively. The financial restructuring plan, implemented in the first quarter of 1997, has not returned the Company to a profitable level and there can be no assurance that the Company can achieve profitability. In November 1997, the Company obtained $1,500,000 from the sale of Common Stock and, under the stock purchase agreement, may require the investors thereunder to purchase an additional $1,500,000 of Common Stock. See "Recent Developments
- November 1997 Financing." While management believes that its cash and cash equivalents, borrowing available under its line of credit and the proceeds available from the sale of additional shares of its Common Stock will be sufficient to fund the Company's operations through December 1998, there can be no assurance that the Company's operations will perform as anticipated by management.

DEPENDENCE UPON DISTRIBUTORS TO MARKET AND SELL PRODUCTS OUTSIDE THE UNITED
STATES

     The Company markets its products outside the United States into over 50 countries through approximately 37 international sales organizations that operate primarily as distributors who carry a limited inventory of the
Company's products.   These organizations sell the Company's products in
specific geographic areas, generally on an exclusive basis. Conducting business in foreign countries involves certain risks not ordinarily associated with domestic business including governmental laws or restrictions that could adversely affect pricing of, and the Company's ability to, market its products.

ACCEPTANCE BY MEDICAL COMMUNITY

     Early detection and prevention of heart and lung diseases is becoming more commonplace as health care reform and cost containment efforts increase. Physicians and health plan administrators are becoming more motivated to use non-invasive diagnostic testing to detect early signs of disease and reverse the disease process by therapeutic treatments, rather than relying on invasive and expensive procedures to treat disease after it has already progressed. Thus, the demand for therapeutic and diagnostic products, such as the Company's, is being affected by trends in the medical profession and its approach to the treatment of illness, as well as third party payment and reimbursement policies.

PRODUCT SOFTWARE CONVERSION

     In 1996, the Company experienced a significant increase in research and development expenses due primarily to increased expenditures, including the use of independent contractors, to convert its equipment product software systems to a Windows environment. The Company expects, but can give no assurances that, it will be able to begin shipping products with Windows-based software late in the fourth quarter of 1997. The Company believes that the software conversion will be integral to its ability to remain competitive and successful.

COMPETITION

     The principal competitive factors in the diagnostic and therapeutic markets are quality of system performance, software which is technologically advanced and easy-to-use, and customer service. These markets are characterized by intense competition. Some companies with which the Company competes have greater financial, human and technological resources than Medical Graphics Corporation. This competitive marketplace has in some circumstances led to price discounting to which the Company has responded in kind, and may do so again in the future.

     The medical device industry in which the Company operates is characterized by relatively rapid technological change. Accordingly, the Company must continually implement improvements in its core technologies and products. The Company's success depends on its ability to anticipate changes in technology and industry standards, to develop and successfully introduce new and enhanced products on a timely basis and to promote market acceptance of such products. The Company believes its principal competitors are SensorMedics Corporation, a subsidiary of ThermoElectron Corporation ("SensorMedics"), and Erich Jaeger GmbH & Co. KG. The Company believes that its principal competitors in the sleep market will be SensorMedics, Healthdyne Technologies, Inc. and Nellcor Puritan Bennett.

DEPENDENCE ON KEY EMPLOYEES

     The Company is highly dependent upon the services of its present officers, and the loss of any of them could have a material adverse effect on the Company. None of the Company's officers are bound by employment agreements with the Company. The success of the Company will also depend on its ability to attract and retain capable sales and marketing personnel.

INTENSE COMPETITION; RAPID TECHNOLOGICAL AND MARKET CHANGES

     The medical device industry is characterized by rapidly evolving technology and increased competition. Competitors of the Company include large medical companies, some of which have greater financial and technical resources and broader product lines than the Company. The Company believes that the principal competitive factors in its markets are product features, price, quality, customer service, performance, market reputation, breadth of product offerings and effectiveness of sales and marketing efforts. There are a number of companies that currently offer, or are in the process of developing, products that compete with products offered by the Company. Some of these competitors may have greater capital resources, research and development staffs and experience in the medical device industry, including experience with respect to regulatory compliance in the development, manufacturing and sale of medical products similar to those offered by the Company. There can be no assurance that some of these competitors will not succeed in developing technologies and products that are more effective than those currently used or produced by the Company or that would render some products offered by the Company obsolete or non-competitive. Competition based on price is expected to become an increasingly important factor in customer purchasing patterns as a result of cost containment pressures on, and consolidation in, the health care industry. Such competition has exerted, and is likely to continue to exert, downward pressure on the prices the Company is able to charge for its products. There can be no assurance that the Company will be able to offset such downward price pressure through corresponding cost reductions. Any failure to offset such pressure could have an adverse effect on the business, results of operations or financial condition of the Company.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT

     As existing products of the Company become more mature and their existing markets more saturated, the importance to the Company of developing or acquiring new products will increase. The development of any such products will entail considerable time and expense, including research and development costs or acquisition costs and the time and expense required to obtain necessary regulatory approvals which could adversely affect the business, results of operations or financial condition of the Company. There can be no assurance that such development activities will yield products that can be commercialized profitably or that any product acquisitions can be consummated on commercially reasonable terms or at all. Any failure to acquire or develop new products to supplement more mature products could have an adverse effect on the business, results of operations or financial condition of the Company.

DEPENDENCE UPON ORIGINAL EQUIPMENT MANUFACTURING RELATIONSHIP

     In April 1997 the Company entered into an original equipment manufacturing agreement with CompuMedics Sleep PTY, LTD (CompuMedics), an Australian corporation which specializes in the development, design, manufacture and sale of computer-based medical equipment for monitoring and diagnosing patients. Under the terms of the agreement, Medical Graphics has non-exclusive U.S. rights to relabel and distribute CompuMedics' current and future sleep diagnostic products.

     The Company is dependent upon CompuMedics to deliver its inventory of sleep systems as its sole source. In addition, entry into a new market is requiring the Company to incur some expense, including marketing promotions, acquisition of inventory items, employee training, and time invested by key employees. Although, the Company expects to generate new revenues with this product line in excess of its investment, if the Company fails in its attempt to enter the sleep market, the adverse affects would be failure to recoup a capital investment or a return on its investment and a possible short-term negative impact on the Company's reputation in the marketplace.

FAILURE TO MEET 1998 NASDAQ SMALLCAP MARKET REQUIREMENTS

     In August 1997, the Company's Common Stock  began trading on the Nasdaq
SmallCap market.   On August 25, 1997, the Securities and Exchange Commission
approved new Nasdaq rules that require issuers of SmallCap securities to either (i) maintain net tangible assets (assets, excluding goodwill, less liabilities) of at least $2.0 million, (ii) achieve net income of at least $500,000 in the most recent fiscal year or in two of the three most recently completed fiscal years or (iii) have a market capitalization of $35 million. This new requirement becomes applicable to Nasdaq SmallCap issuers, including the Company, on February 25, 1998. The Company currently does not meet any of these three criteria. At September 30, 1997, the Company's net tangible assets were $308,000. As a result of the Company's November 1997 private equity placement, the Company's net tangible assets as of September 30, 1997, on a pro forma basis, were $1,778,000. See "Recent Developments - November 1997 Financing."

     Although the Company believes that it will be in compliance with the $2.0 million net tangible assets requirements by February 25, 1998, either through income from operations or by raising additional equity, there can be no assurance that the Company will be able be to attain the required net tangible assets or meet either of the other requirements for continuing inclusion in the Nasdaq SmallCap Market. If the Company is unable to achieve the minimum requirement for continued inclusion of the Nasdaq SmallCap Market, then its security would trade on the Nasdaq "Bulletin Board" or in the over-the-counter market. This could have an adverse effect on the liquidity of the Company's Common Stock.

ABSENCE OF DIVIDENDS

     The Company has never paid, and does not plan to pay, any dividends on its Common Stock in the foreseeable future.

                             RECENT DEVELOPMENTS

GENERAL OVERVIEW

     Medical Graphics Corporation designs and produces innovative, non-invasive diagnostic systems for the prevention, early detection and cost-effective treatment of heart and lung disease. Medical Graphics Corporation has grown from providing computerized lung function test graphics to providing a wide-ranging line of diagnostic systems featuring patented hardware and software sold under the MedGraphics trade name.

     The Company sells products in three separate areas: (i) pulmonary function analysis systems; (ii) gas exchange testing systems; and (iii) sleep diagnostic systems.

PULMONARY FUNCTION TESTING SYSTEM.

     The Company's pulmonary function analysis systems measure lung function and lung capacity in diagnosing both restrictive and obstructive lung diseases. The Company's principal pulmonary function testing systems are its pulmonary function testing labs and its body plethysmography systems.

     The PF/Dx System is a complete pulmonary function testing lab which helps health care professionals diagnose lung diseases and manage treatment of their patients. The PF/Dx System currently consists of a nitrogen analyzer, a gas chromatograph, an IBM-compatible computer with Pentium processor, a full-color monitor, a printer and other peripherals. Applications include screening asthma patients, assessing pre-operative and post-operative risk of heart and lung surgery patients, evaluating lung damage from occupational exposures and documenting outcomes and responses to therapy. The PF/Dx System's compact design and mobility options attract a wide variety of customers, including cardiopulmonary laboratories in hospitals, office-based clinics, occupational medicine clinics, asthma centers and clinical research centers. The PF/Dx System utilizes the preVent Pneumotach, a mouthpiece/flow device with a snap-in, snap-out design which helps prevent the transmission of infectious diseases. The preVent Pneumotach is attached by tubing to the PF/Dx System for the measurement of patients' lung function. The PF/Dx System's unique features also include the Company's proprietary BREEZE software, which is designed to operate in a simple, easy-to-use manner.

     The Company's 1085 Series offers four body plethysmography systems for lung function testing. A body plethysmograph is an enclosed chamber in which the patient sits and performs diagnostic pulmonary function testing. Body plethysmography is the most sensitive method for identifying lung diseases, including difficult-to-detect diseases such as asthma. The systems are comprised of a hexagon-shaped acrylic chamber, a nitrogen analyzer, a diffusion analyzer, an IBM-compatible computer with Pentium processor, a full-color monitor, a printer and other peripherals. Applications include diagnosing lung diseases and managing their treatment, assessing surgical risk of lung transplant and lung reduction surgery candidates and evaluating the impact of neuromuscular disease on breathing. Included in the 1085 Series systems is the preVent pneumotach for helping to prevent the transmission of infectious diseases between patient tests. The system's design optimizes patient comfort with clear-view acrylic enclosures and enables testing of a broad population including pediatric patients and individuals using wheelchairs.

GAS EXCHANGE TESTING SYSTEMS

     The Company's gas exchange testing systems measure exercise capacity and diagnose heart and lung disease. The Company's principal gas exchange testing systems are its cardiopulmonary exercise testing systems and its cycle ergometers.

     The Company's cardiopulmonary exercise systems both measure a patient's fitness or conditioning level and help physicians diagnose heart and lung diseases by measuring the gas exchange of the patient's lungs in conjunction with the electrical activity of the patient's heart. These systems help detect and quantify the degree of impairment in the heart or lungs or in the level of conditioning by measuring the amount of oxygen consumed during exercise.

     MedGraphics cardiopulmonary exercise testing systems are sold in four different models. They include the CardiO2 System, CPX/D System, CPX/MAX/D System and CPXEXPRESS System. The systems consist of an oxygen analyzer, a carbon dioxide analyzer, the preVent Pneumotach, an IBM-compatible computer with Pentium processor, a full-color monitor, a printer and other peripherals. The CardiO2 includes a full 12-lead ECG system while the other systems are designed to be used in conjunction with stand-alone ECG systems. The systems are used for differential diagnosis of cardiovascular and pulmonary disease, screening for early signs of cardiac and pulmonary dysfunction, establishing exercise prescriptions and training programs, and evaluating the efficacy of prescribed therapy. Test results are displayed in easy-to-interpret graphs and summary reports. Customers include hospital cardiopulmonary laboratories, cardiology and pulmonary office-based clinics, cardiac rehabilitation units, human performance laboratories and health clubs.

CYCLE ERGOMETERS

     A cycle ergometer is a specially designed stationary exercise bicycle which can operate at a broad spectrum of resistance levels. The Company offers several models of cycle ergometers providing physicians and patients a tool for more successful outcomes in clinical rehabilitation and athletic training. The Company has four models of cycle ergometers that are used in diagnostic, rehabilitation, training and sports medicine applications. Three of the four models in the CardiO2 Cycle Series incorporate patented CardiO-KEY technology, a "data key" capable of storing exercise protocols and recording exercise session data. The data key is used to individualize exercise sessions and monitor conditioning progress.

SLEEP DISORDER DIAGNOSTIC SYSTEM

     In April 1997, The Company entered into an original equipment manufacturing agreement with Compumedics Sleep PTY. LTD ("CompuMedics"), an Australian Corporation engaged in the business of designing marketing and distributing diagnostic sleep systems. Under the terms of the Agreement, the Company received the non-exclusive right to distribute Compumedics' products in the United States.

     Medical Graphics' initial entry into the sleep market will be with the PSQuest-TM- System consisting of a workstation/scoring computer and software, a preamplifier module, patient interface box and cables, and a color printer. The system's software operates under Windows NT to allow for local area networking and monitoring of multiple patients on one screen.

     The sleep market is growing in excess of 35 percent each year, and is a logical extension of the MedGraphics product line since sleep disorders are frequently related to cardiorespiratory problems.

NOVEMBER 1997 FINANCING

     On November 10, 1997, the Company entered into a Stock Purchase Agreement (the "Agreement") by and among the Company and FAMCO II LLC, Special Situations Fund III, L.P., Special Situations Private Equity Fund L.P. and Special Situations Cayman Fund L.P. (the "Investors"). Under the terms of the Agreement, on November 12, 1997, the Investors purchased 121,212, 90,909, 121,212 and 30,303 shares, respectively, of the Company's Common Stock at a per share purchase price of $4.125. In addition, under the terms of the Agreement and subject to certain conditions, (i) the Company may require the Investors to purchase an additional 121,212, 90,909, 121,212, and 30,303 shares, respectively on or prior to February 23,

1998, or (ii) the Investors may at their options purchase such additional shares on or prior to such date at a purchase price of $4.125 per share. If neither the Company nor the Investors exercise their respective options, such options expire without further effect.

                               USE OF PROCEEDS

     The Company will not receive any proceeds from sales of the Shares by the Selling Shareholders.

                            SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling
Shareholders as of December 1, 1997.


               NAME                         NUMBER OF SHARES        MAXIMUM NUMBER OF      SHARES TO BE BENEFICIALLY
               ----                         BENEFICIALLY OWNED   SHARES TO BE SOLD (1)     OWNED AFTER THE OFFERING(1)
                                            PRIOR TO OFFERING    ---------------------     ---------------------------
                                            ------------------
                                           NUMBER       PERCENT                            NUMBER              PERCENT
                                           ------       -------                            ------              -------
FAMCO II LLC (2)                          686,869(3)      19.4           242,424           444,445               12.6
600 South Highway 169, Suite 850
St. Louis Park, MN 55426

Special Situations Fund III, L.P. (4)     537,618(5)      17.6           181,818           355,800               11.6
153 East 53rd Street, 51st Floor
New York, NY 10022

Special Situations Private Equity         242,424(6)       7.8           242,424              -0-                  *
Fund L.P.(4)
153 East 53rd Street, 51st Floor
New York, NY 10022

Special Situations Cayman Fund L.P.(4)    195,306(7)       6.5            60,606           134,700                4.5
153 East 53rd Street, 51st Floor
New York, NY 10022

(1)  Assumes the sale of all Shares offered hereunder.
(2) FAMCO is managed by Family Financial Strategies, Inc., of which John Wunsch, a Director of the Company, is the Chief Executive Officer.
     As a result of this affiliation, Mr. Wunsch may be deemed to beneficially own all shares owned by FAMCO and may be deemed to hold shared voting and investment power with respect to such shares owned by FAMCO.
(3) Includes 121,212 shares of Common Stock purchasable pursuant to a right to purchase under the Agreement and 444,445 shares of Common Stock issuable upon conversion of Class A Stock purchased in a private placement on March 31, 1997 and April 15, 1997.
(4) Austin W. Marxe is the principal owner and President of AWM Investment Company, Inc. ("AWM"). AWM is the sole general partner of MGP Advisers L.P. ("MGP"), a registered investment adviser. MGP is a general partner of and investment adviser to Special Situations Fund III, L.P. AWM is also a registered investment adviser and general partner of Special Situations Cayman Fund L.P. This disclosure is based on Schedule 13G/A's, dated as of November 24, 1997, filed with the Securities and Exchange Commission.
(5) Includes 90,909 shares of Common Stock purchasable pursuant to a right to purchase granted under the Agreement.
(6) Includes 121,212 shares of Common Stock purchasable pursuant to a right to purchase granted under the Agreement.
(7) Includes 30,303 shares of Common Stock purchasable pursuant to a right to purchase granted under the Agreement.
*    Indicates less than one percent.

                             PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Shareholders may sell Shares from time to time in one or more transactions (which may include block transactions) on the Nasdaq SmallCap Market at market prices prevailing at the time of the sale or at prices otherwise negotiated.

     The Shares may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                          DESCRIPTION OF SECURITIES

     COMMON STOCK. The Company has one class of Capital Stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), Common Stock, $.05 par value. The Company is authorized to issue up to 9,500,000 shares of Common Stock. No share of Common Stock is entitled to preference over any other share, and each share is equal to any other share in all respects. Holders are entitled to one vote for each share held of record at each meeting of shareholders. In any distribution of capital assets, whether voluntary or involuntary, holders are entitled to receive pro rata the assets remaining after creditors have been paid in full. Holders of Common Stock have no preemptive rights. The outstanding shares are, and the Common Stock offered hereby upon payment therefore will be, fully paid and nonassessable.

    CUMULATIVE VOTING. There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of shares of Common Stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares will not be able to elect any directors.

    DIVIDEND POLICY. The Company has adopted the policy of retaining all of its earnings to finance the growth of its business and, accordingly, does not anticipate payment of any dividends in the foreseeable future.

    CLASS A STOCK. The Class A Stock has a liquidation preference of $3.375 per share. Each Class A share is currently convertible into one share of Common Stock and has voting rights equal to the Common Stock into which it is convertible. The Company has a total of 444,445 shares of Class A Stock outstanding of 500,000 shares authorized for issuance.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota.

                                   EXPERTS

    The financial statements incorporated in this prospectus by reference from the Company's 1996 Annual Report on Form 10-KSB have been audited by Deloitte & Touche LLP, independent auditors, as of and for the year ended December 31, 1996, and Ernst & Young LLP, independent auditors, as of and for the year ended December 31, 1995, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                                INDEMNIFICATION

    The Company's Articles of Incorporation eliminate or limit certain liabilities of its directors and the Company's Bylaws provide for indemnification of directors, officers and employees of the Company in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS

Exhibit No.   Description
-----------   -----------
5.1           Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the
              Company
23.1          Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above)
23.2          Consent of Deloitte & Touche LLP, independent auditors
23.3          Consent of Ernst & Young LLP, independent auditors
24.1          Power of Attorney

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on the 4th day of December, 1997.

                                 MEDICAL GRAPHICS CORPORATION


                                 By  \s\ Glenn D. Taylor
                                    -------------------------------------------
                                         Glenn D. Taylor, President and
                                         Chief Executive Officer


                                  POWER OF ATTORNEY

    The undersigned officers and directors of Medical Graphics Corporation hereby constitute and appoint Glenn D. Taylor and Mark W. Sheffert, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on December 4, 1997.

Signature
---------

   \s\ Glenn D. Taylor
------------------------------------
Glenn D. Taylor, President,
Chief Executive Officer
(Principal Executive Officer) and Director

   \s\ Dale H. Johnson
------------------------------------
Dale H. Johnson, Chief Financial
Officer (Principal Financial
Officer)

   \s\ Mark W. Sheffert
------------------------------------
Mark W. Sheffert, Chairman

   \s\ Anthony J. Adducci
------------------------------------
Anthony J. Adducci, Director

   \s\ Gerald T. Knight
------------------------------------
Gerald T. Knight, Director

   \s\ W. Edward McConaghay
------------------------------------
W. Edward McConaghay, Director

   \s\ Donald C. Wegmiller
------------------------------------
Donald C. Wegmiller, Director

   \s\ John C. Penn
------------------------------------
John C. Penn, Director

   \s\ John D. Wunsch
------------------------------------
John D. Wunsch, Director